Exhibit 99.01

Glu Reports Third Quarter 2011 Financial Results

-- 306% GAAP and 326% non-GAAP smartphone revenue growth year over year

-- Original IP expansion drove non-GAAP gross margins of 81%

-- 34% growth in monthly active users quarter over quarter

-- Strong Top Grossing ranking for Contract Killer: Zombies launch on iOS and Android

SAN FRANCISCO--(BUSINESS WIRE)--November 3, 2011--Glu Mobile Inc. (NASDAQ:GLUU), a leading global publisher of Social Mobile games for smartphone and tablet devices, today announced financial results for its third quarter ended September 30, 2011.

“We are pleased with our strong third quarter results, especially in our ability to maintain momentum in smartphone revenue growth and simultaneously expand gross margins,” stated Niccolo de Masi, Chief Executive Officer of Glu. “Original IP accounted for more than half of total revenue for the first time in our history, which reflects the success of our product strategy. We believe that Glu is well positioned due to our strength on Android combined with the leverage from our audience of over 22 million monthly active users.”

De Masi continued, “In addition, we remain very excited about the recent Griptonite and Blammo acquisitions and the progress we have made toward integrating these studios into our operations. Looking forward, we expect our scale combined with demand for new and existing franchises to drive continued growth in 2012.”

Third Quarter 2011 Financial Highlights:

  Revenue: Total GAAP revenue was $16.9 million for the third quarter of 2011 compared to $15.5 million in the third quarter of 2010. Total non-GAAP revenue was $17.8 million for the third quarter of 2011 compared to $15.3 million in the third quarter of 2010. Non-GAAP revenue excludes changes in deferred revenue and amortization of in-process development contracts.
  GAAP Operating Loss: GAAP operating loss was $(7.3) million for the third quarter of 2011 compared to a $(1.2) million loss in the third quarter of 2010.
  Non-GAAP Operating Income/(Loss): Non-GAAP operating loss was $(2.1) million for the third quarter of 2011 compared to non-GAAP operating income of $184,000 during the third quarter of 2010. Non-GAAP operating loss excludes changes in deferred revenue and deferred royalty expense, amortization of in-process development contracts, stock-based compensation expense, amortization of intangible assets, restructuring charges, change in fair value of the Blammo earnout and transitional costs.
  GAAP Net Loss and EPS: GAAP net loss was $(6.2) million for the third quarter of 2011 compared to a GAAP net loss of $(1.6) million for the third quarter of 2010. GAAP EPS was a loss of $(0.10) per basic share for the third quarter of 2011, based on 60.5 million weighted-average basic shares outstanding, compared to a loss of $(0.04) per basic share for the third quarter of 2010, based on 36.0 million weighted-average basic shares outstanding.
  Non-GAAP Net Loss and EPS: Non-GAAP net loss was $(1.3) million for the third quarter of 2011 compared to $(411,000) for the third quarter of 2010. Non-GAAP EPS was a loss of $(0.02) per basic share for the third quarter of 2011 based on 60.5 million weighted-average basic shares outstanding, compared to a loss of $(0.01) for the third quarter of 2010 based on 36.0 million weighted-average basic shares outstanding. In addition to the items excluded from non-GAAP operating loss, non-GAAP net loss also excludes foreign currency exchange gains and losses.
  Cash Flows Provided by Operations: Cash flows provided by operations were $108,000 for the third quarter of 2011 compared to cash flows provided by operations of $389,000 for the third quarter of 2010.

Selected Third Quarter of 2011 Operating Highlights and Metrics:

  We launched three new freemium titles.
  Our total GAAP smartphone revenues of $9.7 million grew 306% year over year and comprised 57% of total GAAP revenues.
  Our non-GAAP smartphone revenues of $10.5 million grew 326% from the prior year and were 59% of total non-GAAP revenues.
  Our non-GAAP freemium revenue (micro-transactions, in-game advertising and offers) grew to $8.1 million compared to $565,000 last year.

Recent Developments and Strategic Initiatives:

  We launched Contract Killer: Zombies on the Apple App Store and Android Market, expanding the Contract Killer franchise
  We launched Boo Town and Safari Zoo on the Apple App Store
  We launched Bug Village for Windows Phone 7
  We launched Gun Bros for Google Chrome

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

“The combination of strong third quarter results and efficient balance sheet management resulted in our ability to generate modest cash from operations during the quarter,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “The combination of Glu’s strong capital structure, and increased scale from the recently announced acquisitions, positions the company to accelerate growth in 2012.”

Business Outlook as of November 3, 2011:

The following forward-looking statements reflect expectations as of November 3, 2011. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s mobile products; consumer demand for smartphones, tablets and next-generation platforms; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring and premium deck placement; smartphone storefronts, carriers and other distributors maintaining their networks and provisioning systems to enable consumer purchases; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

Fourth Quarter Expectations – Quarter Ending December 31, 2011:

  Non-GAAP revenue is expected to be between $16.0 million and $17.0 million and non-GAAP smartphone revenue is expected to be between $11.5 million and $12.0 million.
  Non-GAAP gross margin is expected to be approximately 84%.
  Non-GAAP operating loss is expected to be between $(5.7) million and $(6.6) million, with non-GAAP operating expenses expected to be approximately $20.0 million.
  Income tax expense is expected to be approximately $(0.6) million.
  Non-GAAP net loss is expected to be between $(6.3) million and $(7.2) million, or a net loss of $(0.10) to $(0.12) per basic share.
  Weighted average common shares outstanding for the fourth quarter of 2011 are expected to be approximately 62.6 million basic and 67.0 million diluted.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (877) 311-0653, or if outside the U.S., (706) 634-7186, with conference ID # 16895851 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call as well as supplemental slides will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 4:30 p.m. Pacific Time, November 3, 2011, and 8:59 p.m. Pacific Time, November 10, 2011, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 16895851.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial statements presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP smartphone revenues, non-GAAP freemium revenues, non-GAAP operating income/loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenues and royalties;
  Amortization of in-process development contracts
  Amortization of intangible assets;
  Stock-based compensation expense;
  Restructuring charges;
  Change in fair value of Blammo earnout;
  Transitional costs; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

Glu may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our "Business Outlook" ("Fourth Quarter Expectations – Quarter Ending December 31, 2011"); our belief that Glu is well positioned due to our strength on Android combined with the leverage from our audience of over 22 million monthly active users; our expectation that our scale combined with demand for new and existing franchises will drive continued growth in 2012; and our belief that the combination of Glu’s strong capital structure and increased scale from the recently announced acquisitions, positions the company to accelerate growth in 2012. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of November 3, 2011"; the risk that Glu will be unable to successfully integrate both Griptonite and Blammo and its employees and achieve expected synergies, the risk that Glu will have difficulty retaining key employees of Griptonite and Blammo; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop freemium games for smartphones, tablets and next-generation platforms, the risk that our development expenses for games for smartphones are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to freemium gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on August 15, 2011 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ: GLUU) is a leading global publisher of Social Mobile games for smartphone and tablet devices. Glu's unique technology platform enables its titles to be accessible to a broad audience of consumers all over the world - supporting iOS, Android, Palm, Windows Phone, Google Chrome and beyond. Glu is focused on bringing the best in social, freemium, cross-platform mobile gaming experiences to the mass market. Founded in 2001, Glu is headquartered in San Francisco and has major offices in Kirkland, Washington; Brazil; Canada; China; Russia; and the UK. Glu is focused on creating compelling original IP and also partners with leading entertainment brands including Activision, Atari, Caesar's and Fox. Consumers can find high-quality entertainment created exclusively for their mobile devices wherever they see the 'g' character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at Facebook.com/glumobile.

BOO TOWN, BUG VILLAGE, CONTRACT KILLER, CONTRACT KILLER: ZOMBIES, GUN BROS, SAFARI ZOO, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc.

In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	September 30,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents	$36,869	$12,863
Accounts receivable, net	9,963	10,660
Prepaid royalties	679	2,468
Prepaid expenses and other current assets	4,027	2,557
Total current assets	51,538	28,548

Property and equipment, net	3,871	2,134
Other long-term assets	575	574
Intangible assets, net	12,107	8,794
Goodwill	21,966	4,766
Total assets	$90,057	$44,816

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$7,368	$5,666
Accrued liabilities	1,056	939
Accrued compensation	4,858	4,414
Accrued royalties	4,494	7,234
Accrued restructuring	1,297	1,689
Deferred revenues	2,393	842
Current portion of long-term debt	-	2,288
Total current liabilities	21,466	23,072
Other long-term liabilities	10,423	7,859
Total liabilities	31,889	30,931

Common stock	6	4
Additional paid-in capital	259,697	203,464
Accumulated other comprehensive income	289	1,159
Accumulated deficit	(201,824)	(190,742)
Stockholders' equity	58,168	13,885
Total liabilities and stockholders' equity	$90,057	$44,816

Glu Mobile Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Revenues	$16,905	$15,468	$51,011	$48,709

Cost of revenues:
Royalties and impairment of prepaid royalties and guarantees	3,383	3,934	10,344	13,568
Amortization of intangible assets	2,375	1,009	3,895	3,243
Total cost of revenues	5,758	4,943	14,239	16,811
Gross profit	11,147	10,525	36,772	31,898

Operating expenses:
Research and development	10,808	5,858	26,413	18,748
Sales and marketing	3,576	2,692	10,677	8,100
General and administrative	3,748	3,107	10,188	9,972
Amortization of intangible assets	330	53	330	160
Restructuring charge	-	-	637	1,287
Total operating expenses	18,462	11,710	48,245	38,267

Loss from operations	(7,315)	(1,185)	(11,473)	(6,369)

Interest and other income/(expense), net:
Interest income	4	7	33	20
Interest expense	-	(98)	(72)	(539)
Other income/(expense), net	340	177	892	(586)
Interest and other income/(expense), net	344	86	853	(1,105)

Loss before income taxes	(6,971)	(1,099)	(10,620)	(7,474)
Income tax provision	813	(504)	(462)	(1,003)
Net loss	$(6,158)	$(1,603)	$(11,082)	$(8,477)

Net loss per share - basic and diluted	$(0.10)	$(0.04)	$(0.20)	$(0.26)

Weighted average common shares outstanding - basic and diluted	60,461	36,042	55,699	32,392

Stock-based compensation expense included in:
Research and development	$356	$104	$587	$385
Sales and marketing	96	50	256	163
General and administrative	386	201	897	681
Total stock-based compensation expense	$838	$355	$1,740	$1,229

Glu Mobile Inc.
GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2010	2010	2010	2010	2011	2011	2011

GAAP revenues
Featurephone	$15,106	$13,707	$13,090	$12,572	$10,478	$8,253	$7,248
Smartphone	2,183	2,245	2,378	3,064	5,948	9,427	9,657
Total GAAP revenues	17,289	15,952	15,468	15,636	16,426	17,680	16,905

Change in deferred revenues and amortization of in-process development contracts
Featurephone change in deferred revenue	319	(61)	(214)	(467)	(63)	(6)	5
Smartphone change in deferred revenue and amortization of in-process development contracts	(64)	(17)	95	337	798	240	875
Total change in deferred revenues and amortization of in-process development contracts	255	(78)	(119)	(130)	735	234	880

Non-GAAP Revenues
Featurephone	15,425	13,646	12,876	12,105	10,415	8,247	7,253
Smartphone	2,119	2,228	2,473	3,401	6,746	9,667	10,532
Total non-GAAP Revenues	17,544	15,874	15,349	15,506	17,161	17,914	17,785

GAAP gross profit	11,370	10,003	10,525	10,915	11,769	13,856	11,147
Change in deferred revenues and amortization of in-process development contracts	255	(78)	(119)	(130)	735	234	880
Amortization of intangible assets	1,228	1,006	1,009	983	817	703	2,375
Change in deferred royalty expense	(100)	21	71	172	33	20	1
Non-GAAP gross profit	12,753	10,952	11,486	11,940	13,354	14,813	14,403

GAAP operating expense	14,094	12,463	11,710	15,995	14,347	15,436	18,462
Stock-based Compensation	(524)	(349)	(355)	(340)	(397)	(505)	(838)
Amortization of intangible assets	(55)	(52)	(53)	(45)	-	-	(330)
Transitional costs	-	-	-	-	-	-	(981)
Change in fair value of Blammo earnout	-	-	-	-	-	-	178
Restructuring charge	(594)	(693)	-	(2,342)	(490)	(147)	-
Non-GAAP operating expense	12,921	11,369	11,302	13,268	13,460	14,784	16,491

GAAP operating loss	(2,724)	(2,460)	(1,185)	(5,080)	(2,578)	(1,580)	(7,315)
Change in deferred revenues and amortization of in-process development contracts	255	(78)	(119)	(130)	735	234	880
Non-GAAP cost of revenues adjustment	1,128	1,027	1,080	1,155	850	723	2,376
Change in fair value of Blammo earnout	-	-	-	-	-	-	(178)
Stock-based Compensation	524	349	355	340	397	505	838
Amortization of intangible assets	55	52	53	45	-	-	330
Transitional costs	-	-	-	-	-	-	981
Restructuring charge	594	693	-	2,342	490	147	-
Non-GAAP operating income/(loss)	(168)	(417)	184	(1,328)	(106)	29	(2,088)

GAAP net loss	(3,656)	(3,218)	(1,603)	(4,946)	(3,172)	(1,752)	(6,158)
Change in deferred revenues and amortization of in-process development contracts	255	(78)	(119)	(130)	735	234	880
Non-GAAP cost of revenues adjustment	1,128	1,027	1,080	1,155	850	723	2,376
Non-GAAP operating expense adjustment	1,173	1,094	408	2,727	887	652	1,971
Foreign currency exchange loss/(gain)	332	429	(177)	115	(198)	(363)	(344)
Non-GAAP net loss	$(768)	$(746)	$(411)	$(1,079)	$(898)	$(506)	$(1,275)

Reconciliation of net loss and net loss per share:
GAAP net loss per share - basic and diluted	$(0.12)	$(0.10)	$(0.04)	$(0.11)	$(0.06)	$(0.03)	$(0.10)
Non-GAAP net loss per share - basic and diluted	$(0.03)	$(0.02)	$(0.01)	$(0.02)	$(0.02)	$(0.01)	$(0.02)
Shares used in computing basic and diluted net loss per share	30,458	30,676	36,042	44,579	52,048	54,587	60,461

Non-GAAP operating expense break-out:
GAAP research and development expense	$6,661	$6,229	$5,858	$6,432	$7,166	$8,439	$10,808
Transitional costs	-	-	-	-	-	-	(219)
Stock-based compensation	(164)	(116)	(104)	(96)	(100)	(131)	(356)
Non-GAAP research and development expense	6,497	6,113	5,754	6,336	7,066	8,308	10,233

GAAP sales and marketing expense	2,971	2,437	2,692	4,040	3,757	3,344	3,576
Transitional costs	-	-	-	-	-	-	(2)
Stock-based compensation	(73)	(40)	(50)	(54)	(66)	(94)	(96)
Non-GAAP sales and marketing expense	2,898	2,397	2,642	3,986	3,691	3,250	3,478

GAAP general & administrative expense	3,813	3,052	3,107	3,136	2,934	3,506	3,748
Transitional costs	-	-	-	-	-	-	(760)
Change in fair value of Blammo earnout	-	-	-	-	-	-	178
Stock-based compensation	(287)	(193)	(201)	(190)	(231)	(280)	(386)
Non-GAAP general and administrative expense	$3,526	$2,859	$2,906	$2,946	$2,703	$3,226	$2,780

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenue and Royalties. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we account for the sale of the software product as a multiple element arrangement and recognize the revenue and any associated royalty expense on a straight-line basis over the estimated life of the user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and royalties related to its premium and freemium games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenue and royalties from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.

Amortization of In-Process Development Contracts. In conjunction with the Griptonite acquisition, Glu assumed the remaining obligations to perform services under Griptonite’s development contracts. The estimated fair value of the future, excess profits from these contracts was recorded in purchase accounting and is amortized as a reduction to revenue as services are performed. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment without taking into consideration any fair value adjustments made for accounting purposes. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that excluding the impact of the amortization of the customer contract value from its operating results is important as they do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Glu generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Glu generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, and acquired in-process technology, which is expensed immediately, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Glu believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given Glu's adoption of ASC 718 beginning with its fiscal year ended December 31, 2006, Glu believes that a non-GAAP financial measure that excludes stock-based compensation will facilitate the comparison of its year-over-year results.

Restructuring Charges. Glu undertook restructuring activities in the first and second quarters of 2011 and recorded (1) a non-cash restructuring charge due to vacating a portion of its offices in Russia and (2) cash restructuring charges due to the termination of certain employees in its Brazil, China, Europe and Russia offices. In the first, second and fourth quarters of 2010, Glu recorded restructuring charges related to the termination of certain employees in its China, United States and European offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Additionally, in the fourth quarter of 2010, Glu recorded facility-related restructuring charges resulting from the relocation of its corporate headquarters to San Francisco. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Change in Fair Value of Blammo Earnout. As part of the acquisition of Blammo, Glu committed to issue additional consideration in the form of Glu’s common stock to the former, non-employee Blammo shareholders if certain revenue targets are achieved. Glu recorded the estimated contingent consideration liability at acquisition and will adjust the fair value of the liability each reporting period. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any expenses recognized post-acquisition related to the change in fair value of the contingent consideration. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration, including the contingent consideration, paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that the fair value adjustments affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Additionally, Glu has incurred various costs related to the transition and integration of Blammo and Griptonite into Glu’s operations. Glu recorded these non-recurring acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2010 and 2011 were as follows (in thousands):

March 31, 2010	$(332)
June 30, 2010	(429)
September 30, 2010	177
December 31, 2010	(115)
FY 2010	$(699)

March 31, 2011	$198
June 30, 2011	363
September 30, 2011	344
FY 2011	$905

CONTACT:
ICR
Seth Potter, 646-277-1230
ir@glu.com